Exhibit (d)(15)

AMENDMENT TO THE AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT FOR THE NUVEEN
LIFECYCLE 2070 FUND AND NUVEEN LIFECYCLE INDEX 2070 FUND

This AMENDMENT, dated September 30, 2025, to the Amended and Restated Investment Management Agreement (the “Agreement”), as amended, by and between the TIAA-CREF Funds (the “Trust”) and Teachers Advisors, LLC (“TAL”).

WHEREAS, the Trust has established two additional series, the Nuveen Lifecycle 2070 Fund and the Nuveen Lifecycle Index 2070 Fund (collectively, the “Funds”), for each of which the Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and TAL hereby agree to amend the Agreement as follows:

1.	The following Funds shall each be subject to the terms and provisions of the Agreement:

Lifecycle 2070 Fund

Lifecycle Index 2070 Fund

2.	The existing Appendix B of the Agreement shall be replaced in its entirety with the attached updated Appendix B.

IN WITNESS WHEREOF, the Trust and TAL have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

/s/Marc Cardella
By: Marc Cardella
Title: Vice President and Controller

TEACHERS ADVISORS, LLC

/s/Jeremy D. Franklin
By: Jeremy D. Franklin
Title: Managing Director, Associate General Counsel and Assistant Secretary

A-1

APPENDIX B

(as of September 30, 2025)

Lifecycle Retirement Income Fund	Lifecycle Index Retirement Income Fund
Lifecycle 2010 Fund	Lifecycle Index 2010 Fund
Lifecycle 2015 Fund	Lifecycle Index 2015 Fund
Lifecycle 2020 Fund	Lifecycle Index 2020 Fund
Lifecycle 2025 Fund	Lifecycle Index 2025 Fund
Lifecycle 2030 Fund	Lifecycle Index 2030 Fund
Lifecycle 2035 Fund	Lifecycle Index 2035 Fund
Lifecycle 2040 Fund	Lifecycle Index 2040 Fund
Lifecycle 2045 Fund	Lifecycle Index 2045 Fund
Lifecycle 2050 Fund	Lifecycle Index 2050 Fund
Lifecycle 2055 Fund	Lifecycle Index 2055 Fund
Lifecycle 2060 Fund	Lifecycle Index 2060 Fund
Lifecycle 2065 Fund	Lifecycle Index 2065 Fund
Lifecycle 2070 Fund	Lifecycle Index 2070 Fund

Management Fee for Each Investing Fund

The Management Fee shall be determined as follows for each Investing Fund:

Asset Allocation Fee Rate + Underlying Funds Fee Rate

The Asset Allocation Fee Rate shall be an annual rate of 0.10% of the average daily net assets of each Investing Fund.

The Underlying Funds Fee Rate shall be as follows: for each Underlying Fund in which the Investing Fund is invested, the effective Underlying Fund’s annual rate as determined by the schedules set forth in Appendix A, net of any fee waivers or reimbursements applicable to the Underlying Fund (other than under the Waiver Agreement), in proportion to the percentage of the Investing Fund’s net assets invested in the Underlying Fund as measured daily, applied to the average daily net assets of the Investing Fund. If the Underlying Funds Fee Rate is calculated less frequently than daily, then the proportion of the Investing Fund’s net assets invested in the Underlying Fund shall instead be determined for the relevant period.